Exhibit  99.4

                                 GLEN MACDONALD

                              420 - 625 Howe Street
                           Vancouver, British Columbia
                                 Canada, V6C 2T6

                   (Office:  604-608-0223  Cel: 604-719-8129)

August  9,  2004

To  whom  it  May  Concern:

Re:     SF  mineral  claim
        Similkameen  Mining  Division
        NTS  Map  Sheet:  92H  057
        Latitude:       49  31'  N
        Longitude:     120  44'  40"  W
        -------------------------------

I hereby wish to confirm in writing that I will provide sufficient funds to ensure Stanford Management Ltd. ("Stanford') does not lose its rights to the minerals on the SF claim in the foreseeable future.

The SF claims are in good standing until January 12, 2005 at which time I will be required, as I have done in the past if Stanford itself does not have any funds available, to maintain the above noted claim in good standing until January 12, 2006 at a cost of $2,340.

In the event additional funds are required for subsequent years, I will provide the money to ensure the SF claim remains in good standing with the Province of British Columbia.

Yours  very  truly;

/s/  "Glen  Macdonald"

Glen  Macdonald
Professional  Geologist